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POWERTEL, INC.                                                       EXHIBIT 12
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                   FOR THE YEARS ENDED DECEMBER 31,
                                          -------------------------------------------------
                                            1997         1996      1995     1994      1993
                                          ---------   ---------   ------  --------  -------
                                                      (IN THOUSANDS, EXCEPT RATIO)

Earnings before income taxes and
   cumulative effect of change in
   accounting principle                  ($135,168)   ($26,682)   $5,234   $3,412   $1,580

Add (deduct):
       Fixed charges                        89,203      44,125     1,809      753       60
       Interest capitalized                (22,093)    (29,039)        -        -        -
       Minority Interest                      (153)       (474)        -        -        -
                                         ---------    --------    ------   ------   ------
Earnings as adjusted                     ($ 68,211)   ($12,070)   $7,043   $4,165   $1,640
                                         =========    ========    ======   ======   ======
Fixed Charges:
       Interest expense                  $  61,565    $ 12,864    $1,657   $  635   $   46
       Capitalized interest                 22,093      29,039         -        -        -
       Debt issuance costs                   2,039       1,251         -        -        -
       Capitalized debt issuance costs           -           -         -        -        -
       Rent expense (1/3 of total)           3,506         971       152      118       14
                                         ---------    --------    ------   ------   ------
                                         $  89,203    $ 44,125    $1,809   $  753   $   60
                                         =========    ========    ======   ======   ======

Ratio of earnings to fixed charges               - (a)       - (a)   3.9      5.5     27.3
                                         =========    ========    ======   ======   ======

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(a)  For the years ended December 31, 1997 and 1996, earnings were insufficient to cover fixed charges by $157,414 and $56,195, respectively.